Exhibit 99.1

XOMA Reports Third Quarter 2023 Financial Results and Highlights Upcoming Events Expected to Drive Shareholder Value

Received $6.6 million in cash receipts during the quarter related to our growing royalty base and certain development milestones

One New Drug Application (NDA) was filed in the third quarter; another is anticipated prior to year-end

Company anticipates the initiation of multiple Phase 3 programs by year-end

EMERYVILLE, Calif., November 7, 2023 (GLOBE NEWSWIRE) – XOMA Corporation (Nasdaq: XOMA), the biotech royalty aggregator, reported its third quarter 2023 financial results and highlighted recent portfolio activities expected to drive long-term shareholder value.

“Our existing royalty portfolio continues to mature, driven by increasing cash receipts of VABYSMO® and IXINITY® and the advancement of several assets, most notably the New Drug Application (NDA) filing of tovorafenib by Day One Biopharmaceuticals,” stated Owen Hughes, Executive Chairman of XOMA. “With additional regulatory and development milestones forthcoming by year-end, we believe a solid foundation for future growth is upon us.”

Key Third Quarter Events

Partner	Event
Day One Biopharmaceuticals	Tovorafenib NDA filed in mid-September
Zevra Therapeutics	Zevra confirmed arimoclomol NDA to be filed in 4Q
Medexus	Pediatric label expansion accepted for review - 1H 2024 decision

Financial Results

XOMA recorded total revenues of $0.8 million for the third quarter of 2023 and $0.5 million for the third quarter of 2022. The increase for the three months ended September 30, 2023, as compared to the same period in 2022, was primarily due to $0.2 million of milestone revenue earned under XOMA’s license agreement with Janssen.

General and administrative (“G&A”) expenses were $6.4 million for the third quarter of 2023, compared to $4.8 million for the third quarter of 2022. The additional $1.6 million during the third quarter of 2023 reflects an increase in stock-based compensation expenses of $1.9 million, partially offset by a decrease of $0.6 million for legal and consulting costs.

In the third quarter of 2023, G&A expenses included $2.7 million in non-cash stock-based compensation expense, compared with $0.8 million in the third quarter of 2022. The increase in the 2023 period reflects $1.1 million of stock-based compensation expense related to the issuance of performance-based stock unit awards and $0.9 million related to stock options granted to our new executives at the beginning of 2023. During the quarter, XOMA received approximately $6.6 million from royalties and milestone payments. XOMA’s net cash used in operations in the third quarter of 2023 was $2.1 million, as compared with $3.7 million during the third quarter of 2022.

Other income, net was $0.3 million for the third quarter of 2023 and $0.2 million in the corresponding quarter of 2022. The increase in other income, net between quarters is primarily due to an increase in investment income.

Net loss for the third quarter of 2023 was $5.5 million, compared to net loss of $4.2 million for the third quarter of 2022.

On September 30, 2023, XOMA had cash of $33.5 million. In September 2023, XOMA received a $4.9 million cash payment from Roche representing XOMA’s 0.5% royalty interest related to VABYSMO® sales during the first six months of 2023. The payment was recorded in the Company’s condensed consolidated balance sheet as of September 30, 2023, as a reduction of short-term royalty and commercial payment receivables. On October 16, 2023, the Company paid total cash dividends of $1.4 million on the 8.625% Series A Cumulative Perpetual Preferred Stock (Nasdaq: XOMAP) and on the 8.375% Series B Cumulative Perpetual Preferred Stock (Nasdaq: XOMAO). The Company ended December 31, 2022, with cash of $57.8 million. Based upon the cash flows XOMA expects to receive from VABYSMO® and IXINITY® sales in addition to its current cash position, the Company continues to believe its current cash position will be sufficient to fund XOMA’s operations for multiple years.

Subsequent Events

On October 30, 2023, XOMA earned a $5 million milestone related to the FDA’s acceptance of Day One Biopharmaceuticals’ NDA for tovorafenib as a monotherapy in relapsed or progressive pediatric low-grade glioma. The FDA assigned a Prescription Drug User Fee Act target date of April 30, 2024.

On October 23, 2023, Organon notified XOMA Corporation of its termination of the License Agreement pertaining to the development of ebopiprant, an investigational, orally active, selective prostaglandin F2α (PGF2α) receptor antagonist being evaluated as a potential treatment for preterm labor by reducing inflammation and uterine contractions. Based on the existing human clinical data generated by ObsEva SA and the lack of adequate treatments to treat preterm labor, XOMA will seek to out-license ebopiprant in order to address this critical unmet need.

About XOMA Corporation

XOMA is a biotechnology royalty aggregator playing a distinctive role in helping biotech companies achieve their goal of improving human health. XOMA acquires the potential future economics associated with pre-commercial and commercial therapeutic candidates that have been licensed to pharmaceutical or biotechnology companies. When XOMA acquires the future economics, the seller receives non-dilutive, non-recourse funding they can use to advance their internal drug candidate(s) or for general corporate purposes. The Company has an extensive and growing portfolio with more than 70 assets (asset defined as the right to receive potential future economics associated with the advancement of an underlying therapeutic candidate). For more information about the Company and its portfolio, please visit www.xoma.com.

Forward-Looking Statements/Explanatory Notes

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the timing and amount of potential commercial payments to XOMA and other developments related to VABYSMO® (faricimab-svoa), IXINITY® [coagulation factor IX (recombinant)], tovorafenib, and arimoclomol; the potential out-licensing of ebopiprant to an external partner for further development; the anticipated timings of regulatory filings and approvals related to assets in XOMA’s portfolio; the potential of XOMA’s portfolio of partnered programs and licensed technologies generating substantial milestone and royalty proceeds over time; and XOMA’s cash sufficiency forecast. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will”, “would,” “could” or “should,” the negative of these terms or similar expressions. These forward-looking statements are not a guarantee of XOMA’s performance, and you should not place undue reliance on such statements. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry, including those related to the fact that our product candidates subject to out-license agreements are still being developed, and our licensees may require substantial funds to continue development which may not be available; we do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest; if the therapeutic product candidates to which we have a royalty interest do not receive regulatory approval, our third-party licensees will not be able to market them; and the impact to the global economy as a result of the COVID-19 pandemic. Other potential risks to XOMA meeting these expectations are described in more detail in XOMA’s most recent filing on Form 10-Q and in other filings with the Securities and Exchange Commission. Consider such risks carefully when considering XOMA’s prospects. Any forward-looking statement in this press release represents XOMA’s beliefs and assumptions only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA disclaims any obligation to update any forward-looking statement, except as required by applicable law.

EXPLANATORY NOTE: Any references to “portfolio” in this press release refer strictly to milestone and/or royalty rights associated with a basket of drug products in development. Any references to “assets” in this press release refer strictly to milestone and/or royalty rights associated with individual drug products in development.

As of the date of this press release, all assets in XOMA’s milestone and royalty portfolio, except VABYSMO® (faricimab) and IXINITY® [coagulation factor IX (recombinant)], are investigational compounds. Efficacy and safety have not been established. There is no guarantee that any of the investigational compounds will become commercially available.

XOMA CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues:
Revenue from contracts with customers	$225	$25	$1,350	$3,300
Revenue recognized under units-of-revenue method	605	426	1,575	1,241

Total revenues	830	451	2,925	4,541

Operating expenses:
Research and development	25	29	118	125
General and administrative	6,368	4,794	18,341	15,620
Royalty purchase agreement asset impairment	—	—	1,575	—
Arbitration settlement costs	—	—	4,132	—
Amortization of intangible assets	224	—	673	—

Total operating expenses	6,617	4,823	24,839	15,745

Loss from operations	(5,787)	(4,372)	(21,914)	(11,204)
Other income (expense), net:
Other income (expense), net	278	194	1,192	76

Net loss and comprehensive loss	$(5,509)	$(4,178)	$(20,722)	$(11,128)
Less: accumulated dividends on Series A and Series B preferred stock	(1,368)	(1,368)	(4,104)	(4,104)

Net loss and comprehensive loss attributable to common stockholders, basic and diluted	$(6,877)	$(5,546)	$(24,826)	$(15,232)

Basic and diluted net loss per share attributable to common stockholders	$(0.60)	$(0.48)	$(2.17)	$(1.34)

Weighted average shares used in computing basic and diluted net loss per share attributable to common stockholders	11,473	11,447	11,466	11,400

XOMA CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	September 30, 2023	December 31, 2022
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$33,472	$57,826
Short-term equity securities	214	335
Trade and other receivables, net	43	1
Short-term royalty and commercial payment receivables	—	2,366
Prepaid expenses and other current assets	776	725

Total current assets	34,505	61,253
Property and equipment, net	5	7
Operating lease right-of-use assets	—	29
Long-term royalty and commercial payment receivables	74,696	63,683
Intangible assets, net	14,477	15,150
Other assets - long term	411	260

Total assets	$124,094	$140,382

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$728	$524
Accrued and other liabilities	2,160	2,918
Contingent consideration under RPAs, AAAs and CPPAs	4,000	75
Operating lease liabilities	—	34
Unearned revenue recognized under units-of-revenue method	2,078	1,899
Preferred stock dividend accrual	1,368	1,368

Total current liabilities	10,334	6,818
Unearned revenue recognized under units-of-revenue method – long-term	7,796	9,550

Total liabilities	18,130	16,368

Stockholders’ equity:
Preferred Stock, $0.05 par value, 1,000,000 shares authorized:
8.625% Series A cumulative, perpetual preferred stock, 984,000 shares issued and outstanding at September 30, 2023 and December 31, 2022	49	49
8.375% Series B cumulative, perpetual preferred stock, 1,600 shares issued and outstanding at September 30, 2023 and December 31, 2022	—	—
Convertible preferred stock, 5,003 issued and outstanding at September 30, 2023 and December 31, 2022	—	—
Common stock, $0.0075 par value, 277,333,332 shares authorized, 11,472,808 and 11,454,025 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	86	86
Additional paid-in capital	1,308,943	1,306,271
Accumulated deficit	(1,203,114)	(1,182,392)

Total stockholders’ equity	105,964	124,014

Total liabilities and stockholders’ equity	$124,094	$140,382

XOMA CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(20,722)	$(11,128)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	6,450	2,620
Royalty purchase agreement asset impairment	1,575	—
Change in fair value of contingent consideration under RPAs, AAAs, and CPPAs	(75)	—
Common stock contribution to 401(k)	123	85
Amortization of intangible assets	673	—
Depreciation	2	7
Non-cash lease expense	115	127
Change in fair value of equity securities	121	330
Changes in assets and liabilities:
Trade and other receivables, net	(42)	193
Prepaid expenses and other assets	(202)	(343)
Accounts payable and accrued liabilities	(554)	596
Income taxes payable	—	(91)
Operating lease liabilities	(120)	(144)
Unearned revenue recognized under units-of-revenue method	(1,575)	(1,241)

Net cash used in operating activities	(14,231)	(8,989)

Cash flows from investing activities:
Payments of consideration under RPAs, AAAs and CPPAs	(14,650)	(8,000)
Receipts under RPAs, AAAs and CPPAs	8,428	3,026

Net cash used in investing activities	(6,222)	(4,974)

Cash flows from financing activities:
Payment of preferred stock dividends	(4,104)	(4,104)
Proceeds from exercise of options and other share-based compensation	208	2,373
Taxes paid related to net share settlement of equity awards	(5)	(1,398)

Net cash used in financing activities	(3,901)	(3,129)

Net decrease in cash, cash equivalents and restricted cash	(24,354)	(17,092)
Cash, cash equivalents and restricted cash at the beginning of the period	57,826	95,377

Cash, cash equivalents and restricted cash at the end of the period	$33,472	$78,285

Supplemental Cash Flow Information:
Cash paid for taxes	$—	$95
Right-of-use assets obtained in exchange for operating lease liabilities	$85	$—
Non-cash investing and financing activities:
Preferred stock dividend accrual	$1,368	$1,368

Estimated fair value of contingent consideration under the LadRx Agreements	$1,000	$—
Accrual of contingent consideration under the Affitech CPPA	$3,000	$—

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Investor contact:	Media contact:
Juliane Snowden	Kathy Vincent
XOMA	KV Consulting & Management
+1-646-438-9754	+1-310-403-8951
juliane.snowden@xoma.com	kathy@kathyvincent.com